Embargo until 08:00 GMT, 13 August 2004



                   TDL INFOMEDIA GROUP PLC

                 TDL INFOMEDIA HOLDINGS PLC



TDL Infomedia announce 2nd quarter turnover of GBP27.6 million, up 6.5% on Q2 2003

TDL Infomedia Holdings plc and its wholly owned subsidiary TDL
Infomedia Group plc, announced second quarter and half year results for the period ended 30 June 2004.

2nd Quarter Results

TDL Infomedia reported second quarter turnover of GBP27.6 million, up 6.5% from GBP25.9 million in the comparable period
in  2003.   TDL Infomedia published 43 directories during  the
second quarters of 2003 and 2004, generating gross print revenues of GBP24.1 million and GBP25.0 million respectively. Revenues from the 42 directories published in both periods increased 7.1% from GBP23.2 million in Q2 2003 to GBP24.8 million in Q2 2004.

Published   Internet  advertising  sold  during  the   quarter
increased by 67.2% from GBP1.23 million in 2003 to GBP2.05 million in Q2 2004 largely as a result of continued Internet customer account growth. Second quarter Internet advertising revenues recognised in the accounts amounted to GBP1.7 million in 2004, up from GBP1.1 million in Q2 2003.

Business Information revenues totalled GBP1.9 million during the quarter, up 8.8% from GBP1.8 million in Q2 2003.

Account growth, coupled with the incremental print and paper costs associated with our 'Value Plus' marketing initiatives, contributed to an 18.4% increase in cost of sales during the quarter, from GBP10.1 million in Q2 2003 to GBP12.0 million in Q2 2004. Consequently, gross margins declined from 61.0% during Q2 2003 to 56.7% during Q2 2004.

Operating costs for the quarter (excluding depreciation and amortisation) increased by 5.1%, from GBP7.3 million in 2003 to GBP7.6 million in Q2 2004, primarily due to an increase in indirect staff costs during the period as we have increased headcount to support the customer growth achieved during the last 12 - 18 months.

The reduction in gross margins during the period contributed to a 6.4% reduction in second quarter EBITDA, from GBP8.5 million in 2003 to GBP8.0 million in 2004.

Operating cash inflows before financing costs for the quarter increased from GBP6.1 million in 2003 to GBP7.3 million in Q2
2004 as a result of an improvement in working capital outflows.
Half Year Results

TDL Infomedia reported turnover for the six months to June 2004 of GBP41.8 million, up 7.7% from GBP38.8 million during H1 2003. Overall, the group published 66 directories during the first six months of 2004, generating revenues of GBP36.5 million, compared to 67 directories during H1 2003 and revenues of GBP34.9 million. Revenues from the 66 directories published in both periods increased 7.6% from GBP34.0 million in 2003 to GBP36.5 million in 2004.

Published Internet advertising sold during the six months to June 2004 increased by 74.4% from GBP2.4 million in 2003 to GBP4.2 million in 2004 largely as a result of continued Internet
customer   account   growth.  Internet  advertising   revenues
recognised in the accounts during the six months to June 2004 amounted to GBP3.2 million, compared to the GBP2.1 million recognised during the same period in 2003.

Business  Information  revenues increased  by  10.1%  to  GBP3.7 million during the six months to June 2004, up from GBP3.3 million during the same period in 2003.

Account growth, coupled with the incremental print and paper costs associated with our 'Value Plus' marketing initiatives contributed to a 16.2% increase in cost of sales during the six months to June, from GBP15.5 million in 2003 to GBP18.0 million in 2004. Consequently, gross margins have declined from 60.1% during 2003 to 57.0% in 2004.

Operating costs (excluding depreciation and amortisation) increased by 13.8% from GBP13.5 million in H1 2003 to GBP15.4 million in H1 2004. This increase reflects an additional GBP1.0 million of advertising expenditure during H1 2004, coupled with higher indirect staff costs as a result of headcount increases to support the customer growth achieved during the last 12 - 18 months.

EBITDA for the six months to June decreased 14.3% from GBP9.8 million in 2003 to GBP8.4 million in 2004.

TDL Infomedia's net cash inflows before financing for the six months to June were stable at GBP12.3 million in both 2003 and 2004, with the reduction in EBITDA in 2004 offset by improved working capital inflows.




The table presented below reflects the consolidated operating results of both TDL Infomedia Group plc and TDL Infomedia
Holdings plc for the three and six months to 30 June 2003 and 2004:

                                Three months     Six months
                               ended 30 June   ended 30 June
                                2004    2003     2004   2003
Condensed Operating Statement  GBP'000   GBP'000    GBP'000   GBP'000
Turnover                      27,581   25,902   41,772  38,800
Cost of sales                (11,955) (10,100) (17,975)(15,475)

Gross profit                  15,626   15,802   23,797  23,325
Operating costs               (7,649)  (7,280) (15,395)(13,526)

Depreciation                    (556)    (578)  (1,070) (1,142)
Amortisation                  (3,531)  (3,531)  (7,062) (7,062)

Profit on ordinary activities  3,890    4,413      270   1,595
before interest and tax



Condensed Operating Cashflow*
EBITDA                         7,977   8,522   8,402   9,799
Working capital
  -increase/(decrease)   		 436  (2,233)  5,293   3,522

Capital Expenditure             (433)  (183)   (703)   (324)
Tax paid                        (726)   (21)   (726)   (717)
Cashflow before financing      7,254   6,085   12,266 12,280


Other data
Processed sales                23,806  22,911  54,933 49,992
Published internet
advertising sales				2,051   1,227   4,188  2,401
Directories published (no.)      43      43      66     67

*  - The cashflow figures presented above are the consolidated
operating  cashflows  of  TDL  Infomedia  Holdings  plc.   The
consolidated  operating  cashflow  before  financing  of   TDL
Infomedia Group plc for the the quarter and half year were GBP7,268,000 and GBP11,595,000 respectively. The difference in reported cashflows primarily relates to taxation group relief paid by TDL Infomedia Group plc and its subsidiaries to TDL Infomedia Holdings plc during the period.

EBITDA consists of operating profit before depreciation or amortisation. EBITDA is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA should not be considered by investors as an alternative to operating profit or profit on ordinary activities before taxation, as an indicator of our operating performance or as an alternative to cash flow from operating activities.



Summary  results for TDL Infomedia Group plc and TDL Infomedia
Holdings plc for the six months to 30 June 2004 are presented at Appendix A.

This news release contains forward-looking statements about the company's future business prospects. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by such forward looking statements. Factors that may cause future results to differ materially from the company's current expectations include, among others: general economic conditions, the company's high level of indebtedness, the current regulatory environment and sales representative retention rates.

Thomson Directories Limited Press Office:

Adrian Linden            +44(0)121 454 8181
Wyatt International

For further information contact:

Kevin Watson        +44 (0)1252 390504
Finance Director

Penny Holt          +44 (0)1252 555500
Corporate Development Manager





The financial information contained in this announcement is unaudited. This announcement is not a full set of accounts within the meaning of s240 of the Companies Act 1985

These materials are not an offer of securities for sale in the United States. Securities may not be offered or sold into the United States absent registration under the U.S. Securities
Act 1933 or an exemption there from.


                   TDL INFOMEDIA GROUP PLC

            CONSOLIDATED PROFIT AND LOSS ACCOUNT

                 Six months to 30 June 2004


                                                Six     Six
                                              months   months
                                               to 30   to 30
                                               June     June
                                               2004     2003
                                               GBP'000   GBP'000

Turnover                                       41,772   38,800

Cost of sales                                 (17,975) (15,475)

Gross profit                                   23,797   23,325
Net operating expenses                        (23,526) (21,730)

Group operating profit                            271    1,595

Interest receivable and similar income             72       12
Interest payable and similar charges (note 1)  (4,600)  (4,939)

Loss on ordinary activities before taxation   (4,257)  (3,332)
Taxation on loss on ordinary activities
                                                (630)    (991)

Loss on ordinary activities after taxation    (4,887)  (4,323)
Dividends and appropriations
                                                    -        -

Retained loss for the period                  (4,887)  (4,323)


Note 1.  Includes amortisation of debt issue costs.


           										 Appendix A.2
                   TDL INFOMEDIA GROUP PLC

                 CONSOLIDATED BALANCE SHEET

                     As at 30 June 2004

                                             As at    As at
                                            30 June  30 June
                                              2004     2003
                                             GBP'000    GBP'000

Fixed assets
  Intangible assets                          142,446  156,570
  Tangible assets                             10,949   11,702
Total fixed assets                           153,395  168,272

Current assets
  Raw material paper stocks                    1,092    1,390
  Work in progress                            11,754   10,767
  Debtors, amounts falling due:
     within one year                          24,241   20,508
     after one year                            1,243      921
  Cash at bank and in hand                     5,973
                                                            -
                                              44,303   33,586
Creditors: amounts falling due within one year
Bank and other borrowings                    (8,532)  (17,840)
Other creditors                             (45,296)  (38,823)
                                            (53,828)  (56,663)

Net current liabilities                      (9,525)  (23,077)

Total assets less current liabilities        143,870  145,195

Creditors: amounts falling due after one year
Senior Subordinated Notes                   (67,750)  (67,750)
Deferred debt issue costs                      1,542    1,866
Intercompany loans                               719        -
                                            (65,489)  (65,884)

Provisions for liabilities and charges          (60)     (100)

Net assets                                    78,321   79,211

Capital and reserves
Called up share capital                          624      624
Share premium account                         61,833   61,833
Other reserves                                40,000   40,000
Profit and loss account                     (24,136)  (23,246)

Total equity shareholders' funds              78,321   79,211


                                                 Appendix A.3

                   TDL INFOMEDIA GROUP PLC

              CONSOLIDATED CASH FLOW STATEMENT

                 Six months to 30 June 2004

                                                 Six     Six
                                               months   months
                                                to 30   to 30
                                                June     June
                                                2004     2003
                                                GBP'000   GBP'000

Net cash inflow from operating activities       13,725   13,344
Returns on investments and servicing of
finance
  Interest received                                 79       12
  Interest paid                                 (4,122)  (4,486)
Net cash outflow from returns on investments    (4,043)  (4,474)
and servicing of finance

Taxation                                        (1,428)    (717)

Capital expenditure and financial investments
  Payments to acquire tangible fixed assets       (703)    (324)

Net cash inflow before financing and             7,551    7,829
management of liquid resources

Financing
  Borrowings repaid                             (8,444)  (9,500)
  Costs associated with the raising of debt           -      (5)
  Intercompany borrowings                         (720)    (100)
Net cash outflow from financing                 (9,164)  (9,605)

Management of liquid resources
  Decrease in term deposits                  		 -        -

Net cash inflow from management of liquid
resources                                            -        -

Decrease in cash                                (1,613)  (1,774)


RECONCILIATION OF OPERATING PROFIT TO OPERATING CASH FLOWS

Operating profit                                   271    1,595
Depreciation and amortisation                    8,132    8,204
Increase in stock and work in progress          (4,551)  (4,027)
Decrease in debtors                              1,830      861
Increase in creditors                            8,043    6,711

Net cash inflow from continuing operating       13,725   13,344
activities



                                                 Appendix A.4

                 TDL INFOMEDIA HOLDINGS PLC

            CONSOLIDATED PROFIT AND LOSS ACCOUNT

                 Six months to 30 June 2004


                                                Six      Six
                                              months   months
                                               to 30    to 30
                                               June     June
                                               2004     2003
                                               GBP'000    GBP'000

Turnover                                       41,772    38,800

Cost of sales                                 (17,975)  (15,475)

Gross profit                                   23,797    23,325
Net operating expenses                        (23,527)  (21,730)

Group operating profit                            270     1,595

Interest receivable and similar income             72        12
Interest payable and similar charges (note 1)  (6,833)   (6,914)

Loss on ordinary activities before taxation    (6,491)   (5,307)
Taxation on loss on ordinary activities            40      (399)

Loss on ordinary activities after taxation     (6,451)   (5,706)
Dividends and appropriations                       -         -

Retained loss for the period                   (6,451)   (5,706)


Note 1.  Includes premiums paid and
amortisation of debt issue costs.


          										  Appendix A.5
                 TDL INFOMEDIA HOLDINGS PLC

                 CONSOLIDATED BALANCE SHEET

                     As at 30 June 2004

                                             As at    As at
                                            30 June  30 June
                                              2004     2003
                                             GBP'000    GBP'000

Fixed assets
  Intangible assets                          142,446  156,570
  Tangible assets                             10,949   11,702
Total fixed assets                           153,395  168,272

Current assets
  Raw material paper stocks                    1,092    1,390
  Work in progress                            11,754   10,767
  Debtors, amounts falling due:
     within one year                          24,245   20,508
     after one year                            1,243      916
  Cash at bank and in hand                     5,973
                                                            -
                                              44,307   33,581
Creditors: amounts falling due within one
year
Bank and other borrowings                   (11,259)  (18,747)
Other creditors                             (36,868)  (30,911)
                                            (48,127)  (49,658)

Net current liabilities                      (3,820)  (16,077)

Total assets less current liabilities        149,575  152,195

Creditors: amounts falling due after one year
Senior Subordinated Notes                   (67,750)  (67,750)
Senior Discount Notes                        (5,906)   (5,602)
Amounts due to group undertakings           (48,689)  (47,984)
Deferred debt issue costs                     1,594     1,980
                                           (120,751) (119,356)

Provisions for liabilities and charges          (60)     (100)

Net assets                                    28,764   32,739


Capital and reserves
Called up share capital                          397      397
Share premium account                         39,315   39,315
Other reserves                                40,000   40,000
Profit and loss account                     (50,948)  (46,973)

Total equity shareholders' funds              28,764   32,739


												 Appendix A.6

                 TDL INFOMEDIA HOLDINGS PLC

              CONSOLIDATED CASH FLOW STATEMENT

                 Six months to 30 June 2004

                                                 Six     Six
                                               months   months
                                                to 30   to 30
                                                June     June
                                                2004     2003
                                                GBP'000   GBP'000

Net cash inflow from operating activities       13,695   13,321
Returns on investments and servicing of
finance
  Interest received                                 79       12
  Interest paid                                 (4,327)  (4,779)
Net cash outflow from returns on investments    (4,248)  (4,767)
and servicing of finance

Taxation                                          (726)    (717)

Capital expenditure and financial investments
  Payments to acquire tangible fixed assets       (703)    (324)

Net cash inflow before financing and             8,018    7,513
management of liquid resources

Financing
  Borrowings raised                                  -      398
  Borrowings repaid                             (8,444)  (9,898)
  Costs associated with the raising/hedging       (674)    (316)
of debt
  Intercompany borrowings                         (513)     529
Net cash outflow from financing                 (9,631)  (9,287)

Management of liquid resources
  Decrease in term deposits                          -        -
Net cash inflow from management of liquid
resources                                            -        -

Decrease in cash                                (1,613)  (1,774)



RECONCILIATION OF OPERATING PROFIT TO OPERATING CASH FLOWS

Operating profit                                   270    1,595
Depreciation and amortisation                    8,132    8,204
Increase in work in progress                    (4,551)  (4,027)
Decrease in debtors                              1,830      861
Increase in creditors                            8,014    6,688

Net cash inflow from continuing operating       13,695   13,321
activities